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Exhibit 21

List of Subsidiaries
Name	State/Country of organization or incorporation
4246519 Canada Inc.	Canada
Bite, Inc.	Colorado
Colorado Footwear C.V.	Netherlands
Crocs Argentina S.r.l.	Argentina
Crocs Asia Pte. Ltd.	Singapore
Crocs Australia Pty. Ltd	Australia
Crocs BH LLC	Bosnia-Herzegovina
Crocs Brasil Comercio de Calcados Ltda.	Brazil
Crocs Canada, Inc.	Canada
Crocs CIS	Russia
Crocs Europe B.V.	Netherlands
Crocs France S.A.R.L.	France
Crocs Foundation, Inc.	Colorado
Crocs Germany Gmbh	Germany
Crocs General Partner, LLC	United States
Crocs Hong Kong Ltd.	Hong Kong
Crocs India Private Limited	India
Crocs India Retail Limited	India
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Japan GK	Japan
Crocs Korea Pte Ltd.	Korea
Crocs Marine, Ltd.	Cayman
Crocs Mexico S.de.R.L. de CV	Mexico
Crocs New Zealand Limited	New Zealand
Crocs NL Latin America Holdings BV	Netherlands
Crocs NL Latin America Holdings LLC	United States
Crocs Nordic Oy	Finland
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Retail, Inc.	Colorado
Crocs Servicios S.de.R.L. de CV	Mexico
Crocs Singapore Pte. Ltd.	Singapore
Crocs South Africa	South Africa
Crocs Stores Oy	Finland
Crocs Stores B.V.	Netherlands
Crocs Trading (Shanghai) Co. Ltd.	China
Crocs UK Limited	United Kingdom
Exo Italia, S.r.l.	Italy
Fury, Inc.	Colorado
Heirs and Grace Pty. Ltd.	Australia
Jibbitz, LLC	Colorado
Ocean Minded, Inc.	Colorado
Panama Footwear	Panama
RA Footwear	United States
Western Brands Holding Company, Inc.	Colorado
Western Brands Netherland Holding CV	Netherlands

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  Exhibit 21